CONSENT OF ERNST& YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "The Fund's Financial Highlights" in the John Hancock Cash Reserve, Inc. Prospectus and "Independent Auditors" in the John Hancock Cash Reserve, Inc. Statement of Additional Information in Post-Effective Amendment Number. 20 to the Registration Statement (Form N-1A, No. 2-66461) dated May 1, 1998.

We also consent to the incorporation by reference therein of our report dated February 6, 1998, with respect to the financial statements and financial highlights of the John Hancock Cash Reserve, Inc. in the Form N-1A.



                                                     /s/ERNST & YOUNG LLP
                                                     ERNST & YOUNG LLP

Boston, Massachusetts
April 24, 1998